Exhibit 10.35

Framework Agreement

This Framework Agreement (this “Agreement”) dated the 12th day of March, 2009 (the “Effective Date”) is entered into by and among Grace THW Holding Limited, a company incorporated in the Cayman Islands (“Grace Parent”) and its wholly-owned subsidiary Grace Technology Investment Co., Ltd., a company incorporated in the British Virgin Islands (“Grace”), AGY Holding Corp., a company incorporated in Delaware, U.S.A. (“AGY U.S.”) and its wholly-owned subsidiary AGY (Cayman), a company incorporated in the Cayman Islands (“AGY”), Main Union Industrial Ltd., a company incorporated in Hong Kong, which promptly after the Completion Date will change its name to AGY Hong Kong Ltd. (the “Company”) and Shanghai Grace Technology Co., Ltd., a company incorporated in the PRC, which promptly after the Completion Date will change its name to Shanghi AGY Technology Co. Ltd. (the “PRC Affiliate”). Grace Parent, Grace, AGY U.S., AGY, the Company and the PRC Affiliate may each be referred to herein individually as a “Party” and collectively as the “Parties.”

Background

(A)	AGY (along with its Affiliates) is a world leader in providing high performance materials in the form of glass fiber yarns to a broad range of markets and Grace, among other things, produces products involved in the vertically integrated supply chain for printed circuit boards.

(B)	Grace and AGY desire to enter into a joint venture relationship (the “Joint Venture”) that has as its principal purpose the development, manufacture, distribution and sale of certain glass yarn products through the Company and the PRC Affiliate, a wholly-owned subsidiary of the Company. In connection with the Joint Venture, Grace and AGY will each own equity in the Company.

(C)	Simultaneously with the execution of this Agreement, Grace Parent, Grace, and AGY are entering into that certain Sale and Purchase Agreement (the “Share Sale Agreement”), pursuant to which AGY has agreed to purchase from Grace 70% of the outstanding equity interests in the Company, subject to certain closing conditions.

(D)	On, prior to, or promptly after the Completion Date (defined below), the Parties will execute and file with the appropriate authorities the corporate documentation set forth in Section 2 below (the “Corporate Documentation”), and on the Completion Date, the applicable parties will enter into the operative agreements set forth in Section 3.2 below (together with the Share Sale Agreement, the “Operative Agreements”).

In consideration of the mutual covenants and agreements set forth herein and in each of the Operative Agreements and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

Agreement

1. Definitions. In addition to the terms defined elsewhere in this Agreement as used herein, and unless the context requires a different meaning, the following terms have the meanings set forth below:

1.1. “Affiliate” means, with respect to any person or entity, any other person or entity which controls, is controlled by, or is under common control with such person or entity. A person or entity shall be regarded as in control of another entity if it owns or controls more than fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

1.2. “Asia” means the commercial and business territory defined by the primary yarn-consuming countries between the western coast of the Pacific Ocean and 100°E Longitude. Notwithstanding anything in the foregoing sentence to the contrary, (a) Asia includes, without limitation, PRC, Hong Kong, Japan, South Korea, Singapore, Malaysia, Indonesia, Macau, Brunei, Cambodia, Laos, Mongolia, Australia, New Zealand, the Philippines, Thailand, and Vietnam; and (b) Asia excludes, without limitation, North and South America, Europe, Africa, India, the Middle East, Russia, North Korea, Burma, and Taiwan; provided that Taiwan will be included in the definition of Asia at such time that the Company is permitted to sell to customers in Taiwan under all applicable laws and regulations.

1.3. “Completion Date” has the meaning given to it in the Share Sale Agreement.

1.4. “Confidential Information” means information or know-how that (a) if disclosed in writing, is marked with the words “Confidential,” “Proprietary” or words of similar import, and if disclosed orally or visually, is described in reasonable detail in a written notice sent by the Disclosing Party (defined below) to the Receiving Party (defined below) within thirty (30) days of the oral or visual disclosure requesting that such information be treated as Confidential Information hereunder or (b) is of a nature that would be reasonably expected to be understood as being confidential, whether or not marked as such, including all technical know-how and information and financial information. Notwithstanding the foregoing, “Confidential Information” does not include information that can be demonstrated by documentary evidence:

1.4.1.	was known or used by the Receiving Party prior to its date of disclosure to the Receiving Party, other than by reason of or breach of a confidentiality obligation; or

1.4.2.	either before or after the date of disclosure to the Receiving Party is lawfully disclosed to the Receiving Party without restriction by sources other than the Disclosing Party rightfully in possession of such information; or

1.4.3.	either before or after the date of the disclosure to the Receiving Party becomes published or generally known to the public through no fault or omission on the part of the Receiving Party; or

1.4.4.	is independently developed by or for the Receiving Party without reference to or reliance upon such information.

1.5. “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, and business trusts or other organizations, whether or not legal entities.

1.6. “PRC” means the People’s Republic of China, excluding for the purposes of this Agreement, Taiwan and the Special Administrative Regions of Hong Kong and Macau.

1.7. “Third Party” means any Person other than the Parties and their Affiliates.

2. Documentation. Without limiting any of the closing conditions set forth in the Share Sale Agreement, among other things, the following documentation is required for the Joint Venture:

2.1. Application documents in a form agreeable to the Parties, to be submitted to the appropriate authority in the PRC in order to increase the registered share capital and total investment of the PRC Affiliate. Prior to the Completion Date, Grace will procure that the Company will prepare and submit such application documents to the relevant PRC authorities. Such preparation and submission will be carried out in consultation with AGY, provided that AGY will have the right to consent to the form of such application documents prior to the submission thereof.

2.2. Amended and Restated Memorandum and Articles of Association of the Company in a form agreeable to the Parties. Prior to the Completion Date, Grace will cause the Company to file such Amended and Restated Memorandum and Articles of Association with the appropriate Hong Kong authorities.

2.3. Amended and Restated Memorandum and Articles of Association of the PRC Affiliate in a form agreeable to the Parties. Either before, on, or promptly after the Completion Date, as the Parties may agree, such Amended and Restated Memorandum and Articles of Association will be registered with the Shanghai Foreign Investment Administration Committee and Shanghai Administration for Industry and Commerce.

3. Operative Agreements. In addition to this Agreement, the following agreements must be entered into as part of the Joint Venture:

3.1. Simultaneously with the execution of this Agreement, Grace Parent, Grace, and AGY are entering into the Share Sale Agreement in the form attached hereto as Exhibit A.

3.2. On the Completion Date, the applicable Parties and their Affiliates will enter into the following agreements:

(a)	A Shareholders’ Agreement by and among the Grace, AGY, and the Company in the form attached hereto as Exhibit B setting forth, among other things, rights and restrictions regarding the Parties’ ownership of their equity interests in the Company and the governance of the Company, including the composition of the board of directors;

(b)	An Option Agreement by and among Grace, AGY, and the Company in the form attached hereto as Exhibit C pursuant to which Grace grants AGY a call option, and AGY grants Grace a put option, in respect of the interest held by Grace in the Company as of the date thereof;

(c)	An Intellectual Property License Agreement by and between AGY U.S. and the Company in a form agreeable to the Parties pursuant to which AGY U.S. grants a license to the Company to certain proprietary technology, copyrights, and trademarks;

(d)	An Intercompany Agreement by and between the Company and the PRC Affiliate in a form agreeable to the Parties pursuant to which the Company grants a sublicense to the PRC Affiliate of certain of AGY’s technology and intellectual property rights, agrees to purchase products from the PRC Affiliate for sale outside of the PRC, and appoints the PRC Affiliate as a sub-distributor of AGY U.S. products sold in the PRC;

(e)	A Mutual Distributorship Agreement by and between AGY U.S. and the Company in a form agreeable to the Parties pursuant to which AGY U.S. grants rights to the Company to distribute certain of AGY U.S.’s products in Asia and the Company grants rights to AGY U.S. to distribute the Company’s products in all countries of the world outside of Asia;

(f)	A Supply Agreement by and among Grace, Shanghai Grace Fabric Co., Ltd. (“Grace Fabric”), AGY U.S., and the PRC Affiliate in the form attached hereto as Exhibit D pursuant to which the PRC Affiliate, AGY U.S., and their Affiliates supply certain fiberglass yarn products to Grace and Grace Fabric;

(g)	Employment Agreements by and between the PRC Affiliate and key personnel in a form agreeable to the Parties;

(h)	A Local Site Services Agreement in a form agreeable to the Parties by and between Grace Fabric and the PRC Affiliate pursuant to which the PRC Affiliate and Grace Fabric provide certain services to each other;

(i)	A Technical Services Agreement in a form agreeable to the Parties by and between AGY U.S. and the PRC Affiliate pursuant to which AGY U.S. provides technical and manufacturing support to the PRC Affiliate.

4. Mutual Representations and Warranties. Without limiting the representations and warranties made by the Parties in the Share Sale Agreement or any other Operative Agreement, each Party represents and warrants to the other Parties as of the Effective Date that:

4.1. It is a corporation or company duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the full corporate or other power and authority to execute, deliver, and perform this Agreement, and to consummate the transactions contemplated by this Agreement and the Operative Agreements;

4.2. The execution, delivery, and performance of this Agreement and the Operative Agreements and the consummation of the transactions contemplated by this Agreement and the Operative Agreements have been duly authorized by all necessary corporate action on its part;

4.3. This Agreement and the Operative Agreements to which it is a party, when duly executed and delivered by an authorized officer, will be legal, valid, and binding obligations enforceable against it in accordance with the terms of this Agreement and the applicable Operative Agreements, respectively, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting creditors’ rights generally and by general equity principles, including judicial principles affecting the availability of injunction and specific performance;

4.4. The execution, delivery, and performance of this Agreement and the Operative Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement and the Operative Agreements does not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to it in any material respect, (ii) any of its organizational documents, including, without limitation, its certificate of incorporation or articles of organization, as applicable, and its by-laws or operating agreement, as applicable, (iii) any material order, judgment or decree of any court, law or regulation of any governmental body or administrative or other agency having jurisdiction over it; or (b) conflict with, result in a breach of or constitute a default under any contract or agreement to which it is a party or by which it is bound; and

4.5. No consent, approval, or authorization of or from any stockholders or members or any governmental entity or any Person, whether prescribed by law, regulation, contract or agreement, is required for the execution or delivery of this Agreement or, if required, has been obtained on or prior to the Effective Date.

5. Confidentiality.

5.1. Confidential Information. All Confidential Information disclosed by a Party (together with its Affiliates, the “Disclosing Party”) to another Party (together with its Affiliates, the “Receiving Party”) prior to the Effective Date or during the term of this Agreement or any Operative Agreement (a) will be used by the Receiving Party solely in connection with the activities contemplated by this Agreement and the Operative Agreements, provided that each Party agrees that it will provide Confidential Information received from the Disclosing Party only to the Receiving Party’s employees, consultants and advisors who have a need to know and are bound by confidentiality obligations at least as strict as this Section 5, and provided further that AGY, as a Receiving Party, may disclose Confidential Information received from a Disclosing Party to AGY’s Affiliates and to the employees, consultants and advisors of such Affiliates who have a need to know and are bound by confidentiality obligations at least as strict as this Section 5, (b) shall be maintained in confidence by the Receiving Party and (c) shall not otherwise be disclosed by the Receiving Party to any other person, firm, or agency, governmental or private (other than a Party’s Affiliates), without the prior written consent of the Disclosing Party. For purposes of this Agreement, all information in Grace Parent’s or Grace’s possession regarding the Company or the PRC Affiliate as of the Effective Date will be deemed the Confidential Information of the Company or the PRC Affiliate, as applicable.

5.2. Authorized Disclosure and Use. Notwithstanding the provisions of Section 5.1, nothing herein shall preclude the Receiving Party from disclosing Confidential Information to the extent such Confidential Information is required to be disclosed by the Receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure. In addition, each Party may not disclose the terms of this Agreement or any Operative Agreement (to the extent such terms are confidential) to any Third Party except to actual or prospective investors, acquirers or strategic partners or to a Party’s accountants, attorneys and other professional advisors; provided that such disclosures shall be subject to continued confidentiality obligations at least as strict as this Section 5.

5.3. Public Announcements and Use of Names. No disclosure of the existence of, or the terms of, this Agreement or the Operative Agreements may be made by any Party, and no Party shall use the name, trademark, trade name or logo of any other Party in any publicity, news release or disclosure relating to this Agreement or its subject matter or the Operative Agreements without the prior express written permission of the other Party, except as may be required by law or expressly permitted by the terms of this Agreement or the Operative Agreements. If a public disclosure is required by any applicable law, including in a filing with the U.S. Securities and Exchange Commission, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure, but not later than five (5) business days prior to the filing, for the non-disclosing Party’s prior review and comment and to allow the other Party a reasonable time to object to any such disclosure or to request confidential treatment thereof. No Party shall originate any publicity, news release or public announcements, written or oral, whether to the public or press, stockholders or otherwise, relating to the execution of this Agreement or the Operative Agreements, the subject matter of this Agreement or the Operative Agreements, any of the terms of this Agreement or the Operative Agreements, or any amendment to this Agreement or the Operative Agreements without the prior written consent of the other parties to such agreements; provided, however, that each Party may disclose such information to existing and prospective investors, lenders and advisors owing a duty or contractual obligation of confidentiality to the Party with respect to such disclosure.

6. Dispute Resolution.

6.1. Escalation In the event any dispute, controversy or claim arises between or among the Parties under, out of, in connection with or in any way relating to the Joint Venture, this Agreement or the Operative Agreements, or the breach, termination, validity or enforceability of any provision in this Agreement or any Operative Agreement (a “Dispute”), the applicable Parties will discuss and negotiate in good faith a solution acceptable to the Parties. If, after negotiating in good faith, the Parties fail to reach agreement within sixty (60) days, then the Dispute may be referred, as applicable, to the Douglas Mattscheck of AGY and Mr. Kunzhou

Xie of Grace, (each, an “Executive”) for resolution at the request of any Party. Any resolution, if any, by the Executives shall be final and binding on the Parties. If the Executives fail, after good faith discussions, to reach an amicable agreement on the Dispute within ten (10) business days of submission to the Executives, then the Dispute shall be submitted to binding arbitration in accordance with Section 6.2. Notwithstanding the foregoing, if a Dispute arises with respect to an Operative Agreement and such Operative Agreement contains separate dispute resolution procedures applicable to the Dispute, then the applicable Parties will follow such dispute resolution procedures contained in such Operative Agreement.

6.2. Arbitration. If the Parties fail to resolve any Dispute informally through negotiation between the Parties or the Executives, then the Dispute will be submitted to binding arbitration as follows:

(a)	All arbitration hearings shall be conducted in Hong Kong, unless the Parties participating in the arbitration (the “Arbitrating Parties”) mutually agree in writing on a different venue. The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules as at present in force and as may be amended by the rest of this clause (the “Arbitration Rules”), unless the Arbitrating Parties mutually agree in writing to use different procedural rules.

(b)	The proceedings in the arbitration shall be conducted in the English language, and all documents not in English submitted by any Arbitrating Party must be accompanied by a certified translation into English. Each Party agrees to use reasonable efforts to make all of its current employees available, if reasonably needed, to assist in resolving the Dispute through arbitration.

(c)

The Party requesting arbitration shall promptly serve upon the other Arbitrating Party or Parties a written notice and demand for arbitration stating the substance of the controversy, dispute, or claim, and the contention of the Party requesting arbitration. Within sixty (60) days after service of the demand, the Arbitrating Parties shall select three (3) mutually acceptable arbitrators who will hear the Dispute as a panel and render an award upon the determination of the majority of the panel. The arbitrators are to act as neutral arbitrators and shall have no past, present, or anticipated future affiliation with the Parties or any relationship with the Parties which would unduly influence the independence of an arbitrator. If the Arbitrating Parties are unable to agree upon three (3) mutually acceptable arbitrators within such sixty (60) day period, then each Arbitrating Party will select an arbitrator satisfying the criteria described in the immediately preceding sentence within five (5) business days, the two (2) designated arbitrators will select a mutually agreeable third arbitrator satisfying the criteria described in the immediately preceding sentence within five (5) business days and all three (3) arbitrators will hear the Dispute as a panel and render an award upon the determination of the majority of the panel. In the event of failure by an Arbitrating Party to nominate an arbitrator in accordance with this provision and otherwise within the time and in the manner provided in the Arbitration Rules, then such arbitrator shall be appointed by the Hong Kong International Arbitration Centre.

(d)	In addition to the authority conferred on the arbitral tribunal by the Arbitration Rules, the arbitral tribunal shall have the authority to (i) order reasonable discovery, including the production of documents and depositions and (ii) make such orders for interim relief, including injunctive relief, as it may deem just and equitable. The decision of the arbitrators shall be in writing and shall set forth the basis therefor. The arbitrators shall have the authority to award such remedies as they believe are appropriate in the circumstances, including, but not limited to, compensatory damages, consequential and incidental damages, interest, specific performance, and other equitable relief, and tort damages (but not punitive, exemplary, or similar damages); provided, however, that the arbitrators shall not have the power to alter, amend, or otherwise affect the terms or the provisions of this Agreement or the Operative Agreements.

(e)	The Parties shall abide by the award rendered in such arbitration proceeding, and such award may be enforced and executed upon in any court having jurisdiction over the Party against whom enforcement of such award is sought. To the extent permitted by applicable law, the Parties hereby waive all rights to challenge any award of an arbitral panel made under this Section 6.2. The arbitral tribunal shall have no power to consolidate the arbitration with any other arbitration involving any of the Parties hereto.

(f)	The Arbitrating Parties shall pay equally the advance on costs fixed by Hong Kong International Arbitration Centre to cover the fees and expenses of the arbitrators and the Hong Kong International Arbitration Centre’s administrative costs, but each Arbitrating Party shall pay its own attorney’s fees incurred in connection with such arbitration; provided, however, if the arbitral tribunal finally determines that any Arbitrating Party prevailed clearly and substantially over the other Arbitrating Party, then the non-prevailing Party shall bear the costs of arbitration including the prevailing Party’s reasonable attorney’s fees and expenses of expert witness appointed by the arbitral tribunal.

(g)	The Parties agree that any arbitration shall be kept confidential and that the existence of such arbitration and any element of same (including but not limited to any pleadings, briefs, or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the arbitral tribunal, the Secretariat of the Hong Kong International Arbitration Centre, the Parties, their counsel, and any person necessary to the conduct of the arbitration, except as may be required in order to satisfy disclosure obligations imposed by law or regulation or by any applicable regulatory authority or applicable stock exchange, including without limitation the United States Securities and Exchange Commission.

7. Miscellaneous.

7.1. Guaranties.

(a)	Grace Parent Guaranty. Grace Parent hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as surety, the due and punctual payment and performance of all obligations of Grace and Grace Fabric under this Agreement and the Operative Agreements (the “Grace Obligations”). Grace Parent agrees that the Grace Obligations may be extended, modified, or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension, modification, or renewal of any Grace Obligation. The obligations of Grace Parent under this Section 7.1 shall not be affected by (i) the failure of AGY to assert any claim or demand or to enforce any right or remedy against Grace or Grace Fabric under the provisions of this Agreement or any Operative Agreement or otherwise; or (ii) any rescission, waiver, amendment, or modification of any of the terms or provisions of this Agreement, any Operative Agreement, or any other agreement or instrument. Grace Parent further agrees that its guarantee constitutes a guarantee of payment and performance when due and not of collection and waives any right to require that any resort be had by AGY to any other guarantee for any security held for payment or performance of the Grace Obligations. This guarantee shall not be subject to any termination for any reason.

(b)	AGY U.S. Guaranty. AGY U.S. hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as surety, the due and punctual payment and performance of all obligations of AGY under this Agreement and the Operative Agreements (the “AGY Obligations”). AGY U.S. agrees that the AGY Obligations may be extended, modified or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension, modification, or renewal of any AGY Obligation. The obligations of AGY U.S. under this Section 7.1 shall not be affected by (i) the failure of Grace to assert any claim or demand or to enforce any right or remedy against AGY under the provisions of this Agreement or any Operative Agreement or otherwise; or (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any Operative Agreement or any other agreement or instrument. AGY U.S. further agrees that its guarantee constitutes a guarantee of payment and performance when due and not of collection and waives any right to require that any resort be had by Grace to any other guarantee for any security held for payment or performance of the AGY Obligations. This guarantee shall not be subject to any termination for any reason.

7.2. Term and Termination. Subject to and in accordance with the terms and conditions of the Operative Agreements and Corporate Documentation, the Joint Venture shall survive for so long as AGY and Grace own the Company together (after the Completion Date) and AGY owns a majority of the voting equity interests of the Company and has the right to appoint a majority of the board of directors of the Company. Thereafter, this Agreement shall automatically terminate. Further, this Agreement shall automatically terminate upon termination of the Share Sale Agreement for any reason. In addition, AGY may, in its sole discretion, terminate this Agreement, all the Operative Agreements and the Corporate Documentation at any time if Grace transfers its interests in the Company to a Third Party in violation of the restrictions set forth in the Shareholders’ Agreement (which is described in Clause 3.2(a)) or if Grace Parent ceases to directly or indirectly own one hundred percent (100%) of the outstanding equity interests of Grace. The provisions of Section 5 (Confidentiality) and Section 6 (Dispute Resolution) will survive termination or expiration of this Agreement, in addition to other terms that by their nature are intended to survive such termination or expiration.

7.3. Notices. All notices, demands, and other communications provided for or permitted hereunder shall be made in writing and shall be by facsimile, internationally recognized overnight courier services or personal delivery, overnight express or registered or certified mail (with return receipt requested and postage prepaid) to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 7.3:

(a)	if to AGY U.S. or AGY:

AGY Holding Corp.
2556 Wagener Road
Aiken, SC 29801 USA
Attention: Chief Executive Officer

(b)	if to Grace Parent or Grace:

Grace THW Holding Limited
Offshore Incorporations (Cayman) Limited
Huntlaw Building, P.O. Box 2804
George Town, Grand Cayman, Cayman Islands

Attention: Cheng Taishan

(c)	if to the Company or the PRC Affiliate:

Main Union Industrial Ltd.
Suite 1112A, Ocean Centre, Harbour City, 5 Canton Road
Kowloon, Hong Kong

Attention: Cheng Taishan

All notices and communications under this Agreement shall be deemed to have been duly serviced (i) when receipt is acknowledged, if sent by facsimile, (ii) when delivered to the internationally recognized overnight courier service, (iii) when delivered by hand, if personally delivered, and (iv) five (5) days after having been sent by overnight express, registered, or certified mail.

7.4. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns and permitted transferees of the Parties.

7.5. Assignments. Except as specifically set forth herein or in the Operative Agreements, no Party may assign any of its rights or obligations under this Agreement or the Operative Agreements without the prior written consent of the other Parties, and any such purported assignment shall be void and of no effect; provided, however, that to the extent the provisions of this Agreement are incorporated by reference into any of the Operative Agreements, such provisions will be assignable to an assignee of the applicable Operative Agreement pursuant to the terms thereof.

7.6. Amendment and Waiver.

(a)	No failure or delay on the part of any Party in exercising any right, power, or remedy hereunder or under the Operative Agreements shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein and in the Operative Agreements are cumulative and are not exclusive of any remedies that may be available to any Party at law, in equity, or otherwise.

(b)	Any amendment, supplement, or modification of or to any provision of this Agreement or the Operative Agreements and any waiver of any provision of this Agreement or the Operative Agreements, shall be effective (i) only if it is made or given in writing and signed by all the parties to such agreement and (ii) only in the specific instance and for the specific purpose for which made or given.

7.7. Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

7.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region, without regard to principles of conflicts of law. Notwithstanding anything in this Agreement to the contrary, each Party consents for itself and in respect of its property, generally and unconditionally, to non-exclusive jurisdiction in any court in the United States for purposes of the other Party’s enforcement and/or execution upon any award rendered in an arbitration proceeding between any of the Parties. Each Party hereby irrevocably waives any objection, including objection to the laying of venue or based in the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.

7.9. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal, or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

7.10. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.11. Interpretation. Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) “or” or “any” are not exclusive and “include” and “including” are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements, modifications and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a Party includes its permitted successors and assigns; and (vi) a reference in this Agreement to an Article, Section, Annex, Exhibit, or Schedule is to the Article, Section, Annex, Exhibit, or Schedule of this Agreement.

7.12. Entire Agreement. This Agreement, together with the Operative Agreements, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the other Operative Agreements, supersedes all prior agreements and understandings among the parties with respect to such subject matter. The Letter of Intent dated October 24, 2007 by and between Grace Parent and AGY U.S. and the Summary of Proposed Terms executed on May 15, 2008, are expressly superseded and shall have no further force and effect.

7.13. Expenses. Except as specifically set forth in the Operative Agreements, the Parties acknowledge and agree that each Party shall be responsible for all fees and expenses of such Party incurred in connection with the negotiation, preparation, execution, delivery, assignment, administration, enforcement, determination of whether or how to enforce, modification, and termination of this Agreement and the Operative Agreements.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective officers or partners hereunto duly authorized as of the date first above written.

Grace THW Holding Limited

By:
Name:
Title:

Grace Technology Investment Co., Ltd.

By:
Name:
Title:

Main Union Industrial Ltd.

By:
Name:
Title:

Shanghai Grace Technology Co., Ltd.

By:
Name:
Title:

AGY Holding Corp.

By:
Name:
Title:

AGY (Cayman)

By:
Name:
Title: